Exhibit 99.1

Jan. 17, 2007
For Immediate Release

WaMu Reports Fourth Quarter Earnings Per Share of $1.10 and
2006 Earnings Per Share of $3.64

Announces $2.7 Billion Accelerated Share Repurchase and
Increases Cash Dividend to 54 Cents

SEATTLE - Washington Mutual, Inc. (NYSE: WM) today reported fourth quarter 2006 net income of $1.06 billion, or $1.10 per diluted share, compared with net income of $865 million, or $0.85 per diluted share, in the fourth quarter of 2005. Net income for 2006 was $3.56 billion, or $3.64 per diluted share, compared with net income of $3.43 billion, or $3.73 per diluted share, in 2005.

Fourth quarter 2006 earnings included an after tax gain of $415 million on the previously announced sale of WM Advisors, Inc., the company’s retail mutual fund asset-management company. The gain from the sale of WM Advisors more than offset fourth quarter and full year after tax charges of $100 million and $202 million, respectively, related to the company’s ongoing efficiency initiatives and after tax charges of $137 million associated with the sale in 2006 of a significant portion of the company’s mortgage servicing rights and the related facility and employee transfers.

On Jan. 3, 2007, the company entered into an accelerated share repurchase agreement with a dealer, buying back $2.7 billion of its common stock. The company also increased its cash dividend to 54 cents per common share, up from 53 cents per share in the previous quarter.

“We achieved solid performances in our Retail Banking, Card Services and Commercial Group businesses in the fourth quarter and for the full year despite a difficult interest rate and operating environment, which particularly impacted the results in our Home Loans business,” said Kerry Killinger, WaMu Chairman and CEO. “For the full year, we successfully reduced our cost structure and repositioned the balance sheet while continuing to expand our consumer and small business banking franchise. In 2006, we opened a record 1.23 million net new checking accounts, added a record 848,000 net new retail households and experienced strong cross-sales of the WaMu credit card to our retail banking customers.”

Killinger noted that opportunities to grow the balance sheet at attractive risk-adjusted returns are limited, making the accelerated share repurchase transaction a superior use of capital.

“Our outlook for 2007 reflects the strategic actions we took in 2006 to prepare the company for the future,” Killinger added. “Those decisive actions have positioned us well to deliver stronger operating performance in 2007.”

FOURTH QUARTER AND FULL YEAR FINANCIAL SUMMARY AND HIGHLIGHTS

Financial Summary	Three Months Ended			Year Ended
(in millions, except per share data)	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Income Statement
Net interest income	$1,998	$1,947	$2,241	$8,121	$8,218
Provision for loan and lease losses	344	166	217	816	316
Noninterest income	1,592	1,570	1,526	6,377	5,097
Noninterest expense	2,257	2,184	2,214	8,807	7,620
Income from discontinued operations, net of taxes	418	9	8	444	38
Net income	1,058	748	865	3,558	3,432

Diluted earnings per common share	$1.10	$0.77	$0.85	$3.64	$3.73

Balance Sheet
Total assets, end of period	$346,288	$348,877	$343,573	$346,288	$343,573
Average total assets	353,056	349,542	349,172	348,758	326,233
Average interest-earning assets	314,784	312,827	314,490	312,178	294,829
Average total deposits	214,801	208,912	196,799	203,829	186,023

Profitability ratios
Return on average common equity	16.03%	11.47%	12.85%	13.52%	14.91%
Net interest margin	2.58	2.53	2.88	2.60	2.79
Efficiency ratio	62.87	62.09	58.75	60.75	57.23
Nonperforming assets/total assets, end of period	0.80	0.69	0.57	0.80	0.57
Tangible equity/total tangible assets, end of period	6.04	5.86	5.62	6.04	5.62

•
Reduction of low margin loans accelerated in balance sheet repositioning. During the fourth quarter, $17.79 billion of medium-term adjustable-rate loans with a weighted average yield of approximately 5.75 percent that were held for investment were transferred to held for sale and targeted for sale in the first quarter. During the quarter, the company recognized a gain of $74 million related to the transfer of these assets and the associated derivatives executed to hedge this transaction. The sale of these loans is expected to increase the company’s net interest margin, improve the company’s interest rate risk profile and reduce its geographic credit concentration. In conjunction with the sale, the company also sold $4.73 billion of mortgage-backed securities with a weighted average yield of 5.26 percent at a slight gain.

•
Sale of WM Advisors completed. On Dec. 31, WaMu completed the sale of its retail mutual fund asset-management company, WM Advisors, Inc., to the Principal Financial Group. The sale resulted in a pretax gain of $667 million which was included in income from discontinued operations, net of taxes.

•
Company grows franchise while reducing overall cost structure. During the year, the company continued to grow its franchise, opening 144 new retail banking stores, adding 848,000 net new households and 3 million new card accounts while reducing its operating expense run rate. The company’s efficiency initiatives contributed to a reduction in headcount of more than 10,000, or 18 percent, during the year. Noninterest expense of $2.26 billion during the fourth quarter included charges related to the company’s efficiency initiatives of $155 million, without which the expense run rate would have been down 5 percent from the fourth quarter of 2005.

•
Asset repricing contributes to a 5 basis point increase in net interest margin. During the fourth quarter the Fed funds rate remained unchanged and the yield curve continued to be inverted. The ongoing repricing of the company’s assets in the fourth quarter more than offset the slight increase in its cost of deposits and wholesale funding, leading to a 5 basis point increase in the net interest margin to 2.58 percent. For the full year, the 19 basis point decrease in the net interest margin to 2.60 percent from the prior year reflected increases in short-term interest rates during the first half of 2006.

Net interest income was up 3 percent from the prior quarter due to the increase in the net interest margin but was down slightly year over year as the increase in average interest-earning assets was more than offset by margin compression.

•
Strong account growth produces increased noninterest income. Reflecting the year’s record growth in checking accounts, depositor fees of $692 million in the fourth quarter were up 6 percent from the third quarter and at $2.57 billion for the year were up 17 percent from 2005. The company’s continued success in attracting credit card customers, including WaMu retail customers, contributed to an increase in managed card receivables and higher credit card fee income.

•
Increase in nonperforming assets reflects more difficult credit environment. Weaker credit performance, particularly in the company’s single-family residential real estate loan portfolios, contributed to the rise in the level of nonperforming assets as a percentage of total assets to 80 basis points at year end from 69 basis points at Sept. 30 and 57 basis points at the end of 2005. The company continued its practice of selectively selling nonperforming loans, selling $176 million in the fourth quarter and $155 million in the third quarter.

•
Provision driven by credit card growth. The increase in the fourth quarter provision for loan and lease losses to $344 million in part reflected the growth of the company’s on-balance sheet credit card receivables, which increased the provision by $95 million compared with the prior quarter. During the quarter, the company also revised its accounting for credit card receivables held for sale and refined its provisioning methodology for multi-family loans. The impact of these two changes was a net increase to the fourth quarter provision of $25 million. The increase in the provision for 2006 to $816 million from $316 million in 2005 was primarily due to the addition of the company’s credit card business acquired Oct. 1, 2005.

•
Subprime mortgage industry significantly weakens during the fourth quarter. During the fourth quarter, subprime mortgage delinquencies continued to rise as credit conditions deteriorated in the subprime mortgage industry. Weakening subprime mortgage credit performance and market conditions negatively impacted the company’s fourth quarter pretax earnings by approximately $160 million. This result was driven by a reduction in fourth quarter gain on sale of approximately $110 million, as well as a reduction of approximately $50 million in the value of the company’s subprime mortgage residuals to a balance of $168 million at year end.

FOURTH QUARTER AND FULL YEAR OPERATING SEGMENT RESULTS

In the fourth quarter, the company adopted several new management accounting methodologies used for operating segment reporting. The company changed its funds transfer pricing methodology to better reflect current market interest rates and deposit pricing. The company’s new provisioning methodology eliminates the distinction that existed between segment and corporate reporting. The segment results for all periods have been restated to reflect these revisions.

Retail Banking Group

Selected Segment Information	Three Months Ended			Year Ended
(in millions, except accounts and households)	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Net interest income	$1,239	$1,260	$1,278	$5,171	$4,890
Provision for loan and lease losses	47	53	26	167	118
Noninterest income	774	738	730	2,919	2,580
Noninterest expense	1,103	1,079	1,100	4,380	4,187
Net income from continuing operations	544	546	553	2,228	1,994

Average loans	$172,031	$180,839	$166,810	$177,473	$163,561
Average retail deposits	143,513	139,954	140,212	140,344	136,894
Net change in number of retail checking accounts	179,784	307,433	203,190	1,231,564	902,447
Net change in retail households	123,000	256,000	143,000	848,000	633,000

•
Full year results show strong performance. While net income from continuing operations of $544 million was flat with the third quarter, it was up 12 percent year over year as the Retail Bank continued to successfully market its products and services to new and existing customers. Excluding the contribution from portfolio management, which has been impacted by rising short-term interest rates and an inverted yield curve, net income from continuing operations for the Retail Bank network was up 5 percent from the prior quarter and 22 percent in 2006 compared with 2005.

•
WaMu Free Checking™ drives record checking account growth in 2006. During 2006, the company opened a record 1.23 million net new checking accounts, exceeding its stated goal of 1 million and up 36 percent from 902,447 net new accounts in 2005. During the second half of the year, the company broadened its retail sales focus on expanding customer relationships to products beyond deposits and home equity loans. As a result, the sale of home loans, credit cards and small business accounts has been very strong, increasing the Retail Bank’s cross sale ratio to 6.66 products and services at year end from 6.31 at the end of 2005.

•
Continued solid growth in Retail Banking fees. Reflecting the continued successful marketing of WaMu’s products and services and an increase in fees, depositor and other retail banking fees in the Retail Bank were up over 6 percent from the third quarter and up 17 percent year over year.

Card Services Group (managed basis)

Selected Segment Information	Three Months Ended			Year Ended
(in millions)	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005[1]
Net interest income	$664	$633	$645	$2,530	$645
Provision for loan and lease losses	555	345	454	1,647	454
Noninterest income	451	343	352	1,528	352
Noninterest expense	316	294	268	1,201	268
Net income	149	207	172	745	172

Average managed receivables	$22,875	$21,706	$19,472	$21,294	$4,908
Period end managed receivables	23,501	21,921	19,973	23,501	19,973
30+ day managed delinquency rate	5.25%	5.53%	5.07%	5.25%	5.07%
Managed net credit losses	5.84	5.68	7.28	5.83	7.28

[1] 2005 reflects the inclusion of Card Services as of the date of acquisition on Oct. 1.

•
Card Services continues strong performance. Card Services reported net income of $149 million, reflecting the continued strong risk-adjusted return of the portfolio and growth in managed receivables. The quarter’s results included an increase to the provision of $95 million as the company retained a higher level of its receivables on balance sheet and an increase to the provision of $92 million related to the revised accounting for credit card receivables held for sale. The effect of the accounting policy revision on Card Services’ quarterly results was small, as the increase to the provision was largely offset by the revision’s impact on credit card noninterest income.

•
Retail channel accelerates customer and loan growth. Card Services continued to successfully leverage the company’s Retail Bank franchise, which contributed to the opening of 839,000 new credit card accounts in the fourth quarter. New accounts were up 3 percent from the prior quarter and up 17 percent from last year’s fourth quarter, which was Card Services’ first quarter of operation as part of WaMu. Managed card receivables of $23.50 billion at Dec. 31 were up 7 percent from the prior quarter end and up 18 percent from the end of 2005.

Card Services’ credit quality continues to be favorable. At 5.25 percent of period end managed receivables, the 30+ day managed delinquency rate was down from the prior quarter due to growth in managed receivables and completion of the sale of a portfolio of higher risk accounts. Managed net credit losses were 5.84 percent for the quarter, up from 5.68 percent in the third quarter as contractual and bankruptcy losses increased following the historically low levels earlier in the year.

Commercial Group

Selected Segment Information	Three Months Ended			Year Ended
(in millions)	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Net interest income	$189	$159	$183	$677	$731
Provision for loan and lease losses	(69)	(2)	9	(81)	(26)
Noninterest income	40	25	109	94	195
Noninterest expense	72	60	66	255	240
Net income	140	78	135	368	443

Loan volume	$4,019	$3,104	$2,932	$12,854	$11,231
Average loans	37,552	32,414	30,928	33,137	30,154

•
Commercial Group posts solid performance for the quarter. Commercial Group net income of $140 million for the fourth quarter was up from $78 million in the prior quarter, including a $69 million reduction in the allowance for loan and lease losses due principally to provisioning methodology changes for multi-family loans. This reduction reflects the characteristics of the portfolio and the company’s long history of credit performance in this area. The decline in net income for all of 2006 versus 2005 reflected the negative impact to the net interest margin of the rise in short-term rates, but also the inclusion, in 2005, of a positive $80 million (on an after tax basis) in one time items.

•
Loan volume up 29 percent for the quarter. Loan volume of $4.02 billion was up 29 percent from the prior quarter with CCBI contributing approximately one-third of the increase. Loan volume for the year totaled $12.85 billion, up 14 percent from 2005, primarily driven by strong growth in nonresidential lending.

•
Balance sheet growth reflects acquisition of CCBI. Average loans increased 16 percent to $37.55 billion from the third quarter and increased 10 percent to $33.14 billion in 2006 compared with $30.15 billion in 2005. The growth in average loans reflected the impact of CCBI, which added $4.19 billion to the portfolio and continued growth of both multi-family and nonresidential mortgage lending.

Home Loans Group

Selected Segment Information	Three Months Ended			Year Ended
(in millions)	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Net interest income	$273	$275	$473	$1,174	$1,985
Provision for loan and lease losses	47	84	22	189	110
Noninterest income	126	314	327	1,297	2,426
Noninterest expense	534	529	678	2,302	2,608
Net income	(122)	(24)	57	(48)	1,029

Loan volume	$34,897	$37,200	$48,701	$158,458	$202,697
Average loans	51,046	45,397	68,082	47,518	64,919

•
Home Loans net loss reflects industry-wide deterioration in the subprime mortgage business. The quarter’s net loss of $122 million reflected the continued slowing of the housing market and a significant weakening of overall subprime market conditions. The decline in noninterest income from the previous quarter reflected weakening subprime credit performance on loans originated or acquired through the company’s subprime channel and held for sale or previously sold. This deterioration in subprime credit negatively impacted the current quarter by approximately $160 million, driven by a reduction in fourth quarter gain on sale of approximately $110 million, as well as a reduction of approximately $50 million in the value of the company’s subprime residuals.

•
Slowing market impacts origination volume. The 6 percent decline in home loan volume from the prior quarter was largely in-line with industry volumes. The 22 percent decline in lending volume year over year reflected not only the slowdown in housing but also the company’s decision to reposition its correspondent business.

•
Noninterest expense reduced during the year. Noninterest expense was down 12 percent year over year due to the continued success of the company’s efficiency initiatives, which included a 27 percent reduction in staffing.

COMPANY UPDATES

•
On Oct. 1, WaMu completed its acquisition of CCBI, a multi-family and small commercial real estate lending institution located in Southern California, in a cash transaction with a purchase price of $989 million.

•	WaMu completed the sale of its retail mutual fund asset-management company, WM Advisors, Inc., to the Principal Financial Group on Dec. 31, 2006 for a pretax gain of $667 million.

•	On Jan. 3, 2007, the company entered into an accelerated share repurchase agreement with a dealer pursuant to which it repurchased $2.7 billion of its common stock.

•
WaMu’s Board of Directors declared a cash dividend of 54 cents per share on the company’s common stock, up from 53 cents per share in the previous quarter. Dividends on the common stock are payable on Feb. 15, 2007 to shareholders of record as of Jan. 31, 2007. In addition to declaring a dividend on the company’s common stock, the company will pay a dividend of $0.38 per depository share of Series K Preferred Stock to be payable on March 15, 2007 to holders of record on March 1, 2007.

About WaMu

WaMu, through its subsidiaries, is one of the nation’s leading consumer and small business banks. At Dec. 31, 2006, WaMu and its subsidiaries had assets of $346.29 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate more than 2,600 consumer and small business banking stores throughout the nation. WaMu’s press releases are available at http://newsroom.wamu.com.

Webcast information: A conference call to discuss the company’s financial results will be held on Wednesday, Jan. 17, 2007, at 5:00 p.m. ET and will be hosted by Kerry Killinger, chairman and chief executive officer and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 877-352-5208. Participants calling from outside the United States may dial 210-234-0002. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be available on the company’s web site prior to the call and archived for 30 days. A recording of the conference call will be available from 7:00 p.m ET on Wednesday, Jan. 17, 2007, through 11:59 p.m. ET on Saturday, Jan. 27, 2007. The recorded message will be available at 866-463-4104. Callers from outside the United States may dial 203-369-1380.

Cautionary Statements

This document contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2005 Annual Report on Form 10-K/A and “Cautionary Statements” in our Form 10-Q/A for the quarter ended Mar. 31, 2006 and Forms 10-Q for the quarters ended June 30, 2006 and Sept. 30, 2006 which include:

•	Volatile interest rates and the impact on mortgage rates;
•	Economic trends that negatively impact the real estate lending environment;
•	Risks related to the option adjustable-rate mortgage product;
•	Risks related to subprime lending;
•	Operational risks;
•	Risks related to credit card operations;
•	Changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders;
•	Competition from banking and nonbanking companies;
•	General business and economic conditions, including movements in interest rates, the slope of the yield curve, and the potential overextension of housing prices in certain geographic markets; and
•	Reputational risk.

There are other factors not described in our 2005 Form 10-K/A and 2006 Forms 10-Q and which are beyond the Company’s ability to anticipate or control that could cause results to differ.

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Media Contact	Investor Relations Contact
Alan Gulick	Alan Magleby
Washington Mutual	Washington Mutual
206-500-2760	206-500-4148 (Seattle)
alan.gulick@wamu.net	212-326-6019 (New York)
alan.magleby@wamu.net